Federated

PROXY TABULATOR
P.O. BOX 9112
FARMINGDALE, NY 11735

To vote by Internet

1) Read the Proxy Statement and have the Proxy Card below at hand.
2) Go to website **www.proxyvote.com**
3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the Proxy Card below at hand.
2) Call **1-800-690-6903**
3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.
2) Check the appropriate box on the Proxy Card below.
3) Sign and date the proxy card.
4) Return the proxy card in the envelope provided.

If you vote by Telephone or Internet, you do not need to mail your proxy.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

<XXXXX>1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Federated Automated Government Cash Reserves

	For	Against	Abstain
Proposal 1. To approve or disapprove a proposed Agreement and Plan of Reorganization pursuant to which Federated Government Obligations Tax-Managed Fund (GOTMF) would acquire all, or substantially all, of the assets of Federated Automated Government Cash Reserves (AGCR), in exchange for Automated Shares of GOTMF to be distributed pro rata by AGCR to its shareholders of Service Shares, respectively, in a complete liquidation and dissolution of AGCR.	0	0	0

YOUR VOTE IS IMPORTANT

Please complete, sign and return this card as soon as possible.

Please sign this proxy exactly as your name appears on the books of the Trust. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting:

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The Notice of Special Meeting of Shareholders and Proxy Statement are available at www.proxyvote.com.